Exhibit 99.6

INSTRUCTIONS

Restricted Stock Units

A Long Term Incentive Award

(The Agreement begins after this page)

You will be deemed to have accepted this Restricted Stock Unit award and agreed to be bound by the terms and conditions of the Notice of Grant and Signature Page, the Restricted Stock Unit Agreement and the Plan (as defined in such Notice) unless you inform the Company in writing that you wish to decline the Restricted Stock Unit award.

To decline the Restricted Stock Unit Award, please send written notice of your decision to decline this Restricted Stock Unit award to the Stock Plan Administrator as follows:

•	via e-email

•	tara.alford@actavis.com

•	via inter-office mail

•	Stock Plan Administrator, [Parsippany, Bldg A]

•	or via regular mail to

Actavis plc

Attn: Stock Plan Administrator

Morris Corporate Center III

Building A

400 Interpace Parkway

Parsippany, NJ 07054

In order to be effective, your written notice to decline the Restricted Stock Unit Award must be received by the Stock Plan Administrator prior to the date that is 30 days immediately following the Date of Grant set forth on the Notice of Grant and Signature Page. The company, including its stock plan administration, will not be responsible for any delivery delay of your notice for any reason.

If you do not decline this Restricted Stock Unit award within 30 days immediately following the Date of Grant, you will be deemed to have accepted this Restricted Stock Unit award. Should you choose to decline this grant; the grant will be updated to reflect your decision.

Restricted Stock Units

ACTAVIS plc

THE AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN

NOTICE OF GRANT AND SIGNATURE PAGE

Congratulations, you (“Holder”) have been granted an award of restricted stock units (the “Restricted Stock Units” or “RSUs”). Each Restricted Stock Unit represents the right to receive one share of Common Stock of Actavis plc, a public limited company organized under the laws of Ireland (the “Company”), as successor to Actavis, Inc. The Restricted Stock Unit award is subject to the terms and conditions of the Award Agreement and The Amended and Restated 2013 Incentive Award Plan of the Company, as amended from time to time (the “Plan”), which are attached hereto as Exhibits 1-A and 1-B, respectively, and of which this Notice of Grant and Signature Page is a part. By accepting (or being deemed to have accepted) the Restricted Stock Unit award (including, in the case of Holders residing outside the United States (“Foreign Holders”), the Foreign Country Appendix), you represent and warrant to the Company that you have read the Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and the Plan and agree to be bound by their terms and conditions. Capitalized terms not otherwise defined in this Notice of Grant and Signature Page shall be as defined in the Plan and the Award Agreement.

Subject to the terms and conditions of the Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and the Plan, the terms and conditions of this Restricted Stock Unit award are set forth below:

Holder’s Name:	%%FIRST_NAME%-% %%LAST_NAME%-%	Target Number of RSUs Granted (the “Three-Year Performance Vesting RSUs” or “RSUs”):	%%TOTAL_SHA RES_GRANTED,’ 999,999,999’%-%

Date of Grant: %%OPTION_DATE,’Month DD, YYYY’%-%

Award Type and Terms: This Restricted Stock Unit award is comprised of RSUs which are subject to a performance condition (“Performance Condition”) which shall determine the number of Three-Year Performance Vesting RSUs eligible for vesting under the terms hereof. The Performance Condition is the Company’s achievement of specified compound annual growth rate (“CAGR”) targets above the Threshold for the Measurement Period, as more specifically delineated in the “Three-Year Performance Vesting RSU” section below. At the conclusion of the Measurement Period, the Committee will determine the Performance Multiple, if any, in accordance with the terms stated in this Notice of Grant. The Committee will then determine the Holder’s total RSUs eligible for vesting in accordance with the Vesting Period section below by multiplying Holder’s RSUs by the Performance Multiple (the “Total Vesting RSUs”).

Three-Year Performance-Vesting RSUs

Subject to the terms and restrictions of the Award Agreement and the Plan, Three-Year Performance-Vesting RSUs shall be eligible to become vested as follows (with linear interpolation between performance levels):

The “Performance Condition” is the Company’s achievement of the applicable CAGR over the Measurement Period, the achievement of which will subject the Three Year Performance Vesting RSUs granted to Holder to the relevant Performance Multiple. For the sake of clarity, in the event the CAGR is less than Threshold, the Performance Multiple shall be 0%.

“CAGR” is the compound average growth rate of the Company over the Measurement Period, as measured by use of the Adjusted Share Price for both the initial and final measurement dates.

“Performance Multiple” is the percentage of the RSUs which shall be eligible for vesting at the conclusion of the Measurement Period in accordance with the applicable CAGR.

The below chart represents the applicable CAGR and Performance Multiples for purpose of calculating the Total Vesting RSUs

Title	CAGR	Adjusted Share Price	Performance Multiple
Threshold
Half-Target
Target
Double Target
Triple Target Maximum

NOTE, any Three-Year Performance-Vesting RSUs that do not achieve the Performance Multiple in accordance with this schedule shall be forfeited as of the date at the conclusion of the Performance Period.

For purposes of the Three-Year Performance-Vesting RSUs:

(A) Measurement Period. The Measurement Period for the Holder’s Three-Year Performance Vesting RSUs will begin on July 1, 2014, and end on September 1, 2017 (the “Performance End Date”.

(B) Performance Multiple. The Performance Multiple applicable to the RSUs shall be based on the Company’s achievement of the Performance Condition in an amount as specified herein.

(C) Interpolation. If the Adjusted Share Price on the measurement date as set forth herein is between the Threshold and the Half-Target, the Half-Target and Target, the Target and the Double Target, or the Double Target and the Triple Target Maximum, the Performance Multiple applicable to the RSUs shall be the number that is the mathematical linear interpolation between the Performance Multiple applicable at the defined ends of the applicable spectrum.

(D) “Adjusted Share Price” means the sum of (i) the average of the closing price of the Shares during the forty-five (45) consecutive trading days ending on the day prior to the specified measurement date; and (ii) the value that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a share of common stock after the grant date and prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the common stock on such dividend payment date.

Vesting Period. Subject to the provisions of the Plan and this Award, and further provided that the Performance Condition has been satisfied, the Three-Year Performance Vesting RSUs shall vest ratably as follows, provided that vesting will cease upon the earlier of (a) a Termination of Employment, except otherwise stated herein in Section 2.3 or 2.4 of the Award Agreement, or (b) Holder’s breach of any applicable agreement with the Company: 1/3 of the total Grant shall vest on each of December 31, 2017, 2018, and 2019 (each, a “Vesting Date”, and any Units that become vested, a “Vested RSU”). For the avoidance of doubt, if the Performance Condition is not satisfied, Holder’s RSUs shall not vest and shall expire as of the conclusion of the Measurement Period without any consideration therefor.

Accelerated Measurement Dates. Notwithstanding the foregoing provisions, if on:

(i) March 1, 2017, the Adjusted Share Price is equal to or exceeds the share price which corresponds to the Target share price, then the Grantee’s Units which shall be deemed to have satisfied the Performance Criteria at the end of the Measurement Period, subject to the termination provisions contained herein, shall be equal to 25% of the Units which would be deemed to have satisfied the performance criteria as computed per this Agreement; and

(ii) June 1, 2017, the Adjusted Share Price is equal to or exceeds the share price which corresponds to the Target share price, then the Grantee’s Units which shall be deemed to have satisfied the Performance Condition at the end of the Measurement Period, subject to the termination provisions contained herein, shall be equal to the sum of (x) the Units calculated under (i), above, and (y) 25% of the Units which would be deemed to have satisfied the performance criteria as computed per this Agreement (collectively, the “Minimum Measurement”).

Determination of Vested RSUs. The total number of Vested RSUs shall be the greater of (1) the Minimum Measurement and (2) the actual Performance Multiple computed as per this Agreement.

Payment of Shares. Any Vested RSUs will be due and payable within thirty (30) days after an applicable Vesting Date, in Shares at a ratio of shares per Stock Unit in accordance with the Performance Multiple (as defined herein), subject to the provisions of Section 12(a) of the Plan.

Change in Control. If this Agreement does not continue to be outstanding following the effective date of a Change in Control, then unless a Qualified Substitute Award is provided to the Holder, the Performance Multiple shall be considered met as of the effective date of such Change in Control at the greater of (a) the Adjusted Share Price which corresponds with the Target, or (b) the share price paid per share of the Company as a result of the Change in Control which corresponds to a Performance Multiple as provided in this Notice of Grant (the greater of (a) and (b), the Change of Control Price”). The resulting Total Vesting RSUs which correspond to the Change in Control Price shall automatically vest on the effective date of the Change in Control, provided, however, that if the Performance Multiple is considered met at the Adjusted Share Price which corresponds with the Target, then the resulting Total Vesting RSUs shall be pro-rated to reflect the Holder’s period of employment by the Company during the Measurement Period. If this Agreement continues to be outstanding following the effective date of a Change in Control (i.e., the agreement is assumed by the acquiring entity), then the RSUs will continue to vest pursuant to the vesting conditions specified in this Agreement, except that the RSUs shall become immediately vested upon a Qualified Termination of the Holder’s employment by the successor employer within the two (2) year period following the date of the Change in Control. The Target RSUs which vest pursuant to this Section shall become due and payable in Shares as per the Award Agreement.

IN WITNESS WHEREOF, the Company has granted this Restricted Stock Unit award, subject to the terms and conditions set forth herein, on the Date of Grant specified above.

ACTAVIS plc

Chief Executive Officer

GRANT NO:

%%ACCOUNT_ID%-% / Restricted Stock Units

EXHIBIT 1-A

AWARD AGREEMENT

THIS AWARD AGREEMENT, dated as of the Date of Grant appearing on the Notice of Grant and Signature Page hereof, is made by and between Actavis plc, a public limited company organized under the laws of Ireland (the “Company”), as successor to Actavis, Inc., and the Employee, Director or Consultant whose name and signature appear on the Notice of Grant and Signature Page hereof (“Holder”).

WHEREAS, the Company wishes to grant to Holder an award of restricted stock units (the “Restricted Stock Units” or “RSUs”), pursuant to the terms and conditions and restrictions of the Notice of Grant and Signature Page, this Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and The Amended and Restated 2013 Incentive Award Plan of Actavis plc, as amended from time to time (the terms of which are hereby incorporated by reference and made a part of this Award Agreement, the “Plan”); and

WHEREAS, it has been determined that it would be to the advantage and best interest of the Company and its shareholders to grant Holder the Restricted Stock Units as an inducement to enter into or remain in the service of the Company or its Subsidiaries and as an incentive for increased efforts during such service.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

GRANT OF RESTRICTED STOCK UNITS

Section 1.1 – Grant of Restricted Stock Units. In consideration of the recitals, Holder’s agreement to remain in the employ or service of the Company or a Subsidiary, and for other good and valuable consideration, the Company grants to Holder an award of Restricted Stock Units as specified in the Notice of Grant and Signature Page upon the terms and conditions set forth in this Award Agreement (including, the in the case of Foreign Holders, the Foreign Country Appendix).

Section 1.2 - Consideration to the Company. As partial consideration for the grant of the Restricted Stock Units by the Company, Holder agrees to render faithful and efficient services to the Company or a Subsidiary. Nothing in this Award Agreement or in the Plan shall confer upon Holder any right to continue in the employ or services of the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment or other agreement between Holder and the Company and any Subsidiary.

Section 1.3 - Adjustments in Restricted Stock Units. The Administrator may adjust the Restricted Stock Units in accordance with the provisions of Section 12.3 of the Plan.

ARTICLE II

VESTING AND PAYMENT OF RESTRICTED STOCK UNITS

Section 2.1 – Vesting Schedule. Subject to Section 2.2 hereof and except as may be otherwise provided pursuant to Company policy, a valid employment agreement or otherwise, in each case as and to the extent applicable, the Restricted Stock Units will vest and become nonforfeitable with respect to each portion thereof upon satisfaction of the conditions specified in the applicable vesting schedule set forth on the Notice of Grant and Signature Page, subject to Holder’s continued employment or services through the applicable vesting dates, as a condition to the vesting of the applicable installment of the RSUs and the rights and benefits under this Award Agreement, except as otherwise provided in Section 2.3 or 2.4, below. For the avoidance of doubt, for purposes of determining the vesting date, any performance conditions will be considered to be satisfied (to the extent that they are determined to be satisfied) as of the last day of the applicable performance period. Unless otherwise determined by the Administrator, partial employment or service, even if substantial, during any vesting period will not entitle Holder to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Employment, Consultancy or Directorship as provided in Section 2.2 hereof or under the Plan.

Section 2.2 – Forfeiture, Termination and Cancellation upon Termination of Services. Except as may be otherwise provided pursuant to Company policy, a valid employment agreement or otherwise, in each case as and to the extent applicable, in the event of Holder’s Termination of Employment, Consultancy or Directorship, all unvested RSUs subject to this Award Agreement as of the date of such Termination shall thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Holder, or Holder’s beneficiaries or personal representatives, as the case may be, shall have no further rights hereunder.

Section 2.3 – Disability or Qualified Termination. Notwithstanding Section 2.2 and pursuant to Section 11.6(k) of the Plan, in the event of a Termination of Employment during the Measurement Period as a result of Disability, or a Qualified Termination, the Total Vesting Stock Units as determined at the conclusion of the Measurement Period in accordance with the Notice of Grant and this Award Agreement, will be multiplied by a fraction, the numerator of which is the number of days from the beginning date of the Measurement Period through the date of such employment termination and the denominator of which is the total number of days between the grant date and December 31, 2019 (“Adjusted Vesting RSUs”). The Adjusted Vesting RSUs shall remain eligible for vesting on the Vesting Dates, as provided in the Notice of Grant. In the event of the termination of the Holder’s employment as a result of Disability or a Qualified Termination subsequent to the end of the Measurement Period, the Holder shall remain eligible to vest in the Total Vesting RSUs on the same schedule as if the Holder had remained employed. Notwithstanding anything contained herein to the contrary, upon the mutual written agreement of the Company and the Holder, Holder’s cessation of employment shall not be considered a termination hereto if Holder continues to hold the position of a member of the Board of Directors of the Company as of the termination date, or becomes a member of the Board of Directors as of the termination date. Any reference to termination date hereunder shall thereinafter be the date upon which Holder ceases to be a member of the Board of Directors.

Section 2.4 – Death. Notwithstanding Section 2.2 and pursuant to Section 11.6(k) of the Plan, in the event of the termination of the Holder’s employment as a result of the Holder’s death while an employee of the Company and during the Measurement Period, the Target Performance Multiple shall be considered met as of the termination date at the Target, and the resulting Total Vesting RSUs shall vest on the same schedule as if the Holder had remained employed through each Vesting Date. In the event of the Termination of Employment subsequent to the end of the Measurement Period, the Holder shall remain eligible to vest in the Total Vesting RSUs on the same schedule as if the Holder had remained employed.

Section 2.5 – Change in Control. Notwithstanding Sections 2.1, 2.2, 2.3 and 2.4 and pursuant to Section 12.3(c) of the Plan and the attached Notice of Grant and Signature Page, in the event of a Change in Control, the RSUs shall vest in accordance with the provisions of the “Change in Control” section of the Notice of Grant and Signature Page.

Section 2.6 Payment Upon Vesting. As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.1, but in no event later than seventy-five (75) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code for Holders subject thereto), the Company shall deliver to Holder (or any transferee permitted under the Plan): (a) in the case of Holders who reside in the United States (“United States Holders”), with respect to the Three-Year Performance-Vesting RSUs, a number of fully vested shares of Common Stock equal to the number of Restricted Stock Units subject to the award that vest on the applicable vesting date, Notwithstanding the foregoing, in the event shares of Common Stock are otherwise payable pursuant to the preceding sentence but cannot be issued pursuant to Section 4.2 (a), (b) (c) or (d) hereof, then the shares of Common Stock shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that shares of Common Stock can again be issued in accordance with Section 4.2 (a), (b) (c) or (d) hereof.

Section 2.7 - Grant is Not Transferable. Except as provided herein, Holder (and Holder’s legal representative) shall not sell, exchange, transfer, alienate, hypothecate, pledge, encumber or assign the Restricted Stock Units subject to this Award Agreement other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the Restricted Stock Units have been issued. Neither the Restricted Stock Units subject to this Award Agreement nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that, this Section 2.7 shall not prevent transfers subject to the consent of the Administrator, pursuant to a DRO or an analogous non-United States order or procedure.

ARTICLE III

OTHER PROVISIONS

Section 3.1 - Administration. The Administrator shall have the power to interpret the Plan and this Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend this Award Agreement, provided that the rights or obligations of Holder are not affected adversely. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Restricted Stock Units or the Restricted Stock award.

Section 3.2 - Conditions to Issuance of Stock Certificates. Any Common Stock issuable hereunder (including the Restricted Stock) may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company and are held as treasury shares available for re-issue. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates (or any account or other evidence representing issuance) for shares of Common Stock or other cash, stock or other property pursuant to this Award Agreement prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed, if applicable; and

(b) The completion of any registration or other qualification of such shares under any applicable law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, if applicable, or the receipt of further representations from Holder as to investment intent or completion of other actions necessary to perfect exemptions, as the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c) The obtaining of any approval or other clearance from any governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d) The lapse of such reasonable period of time as the Administrator may from time to time establish for reasons of administrative convenience; and

(e) The receipt by the Company of payment of any applicable withholding tax in accordance with Section 3.7.

Section 3.3 - Rights as Shareholder. Holder shall not be, nor have any of the rights or privileges of, a shareholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Restricted Stock Units or any shares of Common Stock issuable thereunder unless and until any such shares shall have been issued by the Company and held of record by Holder pursuant to Section 2.6. No adjustment to the Restricted Stock Units will be made for a dividend or other right for which the record date is prior to the date, if any, the shares of Common Stock are issued, except as provided in Section 12.3 of the Plan. Except as otherwise provided herein, upon the delivery of Common Stock, including Restricted Stock, hereunder, Holder shall have all the rights of a shareholder with respect to the Common Stock, including the right to vote the Common Stock and the right to receive all dividends or other distributions paid or made with respect to the Common Stock.

Section 3.4 - Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to Holder shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to Holder shall, if Holder is then deceased, be given to Holder’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 3.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 3.5 - Titles and Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement. This Award Agreement shall be administered, interpreted and enforced under the internal laws of the State of New Jersey, without regard to conflicts of laws thereof.

Section 3.6 - Conformity to Securities Laws. Holder acknowledges that the Plan and this Award Agreement are intended to conform to the extent necessary with all provisions of all applicable laws, rules and regulations (including, but not limited to the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation the applicable exemptive conditions of Rule 16b-3) and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units and Restricted Stock award granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, this Award Agreement and the Restricted Stock Units and Restricted Stock award shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 3.7 - Tax Withholding. In the case of Employees, the Company (or a Subsidiary) shall be entitled to require payment in cash or deduction from any shares of Common Stock or cash payable under this Restricted Stock Unit award or other compensation payable to Holder of any sums required pursuant to applicable tax law to be withheld with respect to the issuance, vesting or payment of this Restricted Stock Unit award or the shares of Common Stock or cash. Except as otherwise provided by the Administrator in its discretion, in satisfaction of the foregoing requirement, the Company shall withhold shares of Common Stock or cash payable under this Restricted Stock Unit award and Holder hereby elects to transfer and deliver to the Company such cash or shares of Common Stock having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan and this Award Agreement, the shares of Common Stock or cash which may be withheld with respect to the issuance, vesting or payment of this Restricted Stock Unit award or the shares of Common Stock in order to satisfy Holder’s income taxes and payroll tax liabilities and, in the case of Foreign Holders, social insurance, with respect to the issuance, vesting or payment of this Restricted Stock Unit award or the shares of Common Stock or cash shall be limited to the number of shares which have a Fair Market Value, or cash with a value, on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for income tax and payroll tax purposes that are applicable to such supplemental taxable income, or such other rate as may be required by applicable law, rule or regulation as determined by the Administrator. If Common Stock is payable under this Restricted Stock Unit Award, the Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such share of Common Stock in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied in full the amount of all taxes applicable to the taxable income of Holder resulting from the grant of the Restricted Stock Units or the issuance or vesting of shares of Common Stock. In the case of Directors and Consultants, Holder shall be solely responsible for all applicable income and self-employment taxes and other wage deductions incurred in connection with the issuance, vesting or payment of this Restricted Stock Unit Award or the shares of Common Stock or cash payable hereunder. Unless required to do by applicable law, the Company shall not pay or withhold any taxes of any kind with respect to Restricted Stock Unit Awards of Directors and Consultants.

Section 3.8 – Authorization to Release Necessary Personal Information.

(a) In the case of Foreign Holders, Holder hereby authorizes and directs Holder’s employer or the entity to which Holder provides services to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Holder’s employment or services, the nature and amount of Holder’s compensation and the fact and conditions of Holder’s participation in the Plan (including, but not limited to, Holder’s name, home address, telephone number, date of birth, social security number (or other applicable social or national identification number), salary, nationality, job title, number of shares of Common Stock held and the details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding)

for the purpose of implementing, administering and managing Holder’s participation in the Plan. Holder understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the grant of Restricted Stock Units under the Plan or with whom shares of Common Stock or cash acquired upon settlement of Restricted Stock Units may be deposited. Holder acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Holder’s residence. Furthermore, Holder acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties, is necessary for Holder’s participation in the Plan.

(b) Holder may at any time withdraw the consents herein, by contacting Holder’s local human resources representative in writing. Holder further acknowledges that withdrawal of consent may affect Holder’s ability to realize benefits from the Restricted Stock Units, and Holder’s ability to participate in the Plan.

Section 3.9 - No Entitlement or Claims for Compensation.

(a) Holder’s rights, if any, in respect of or in connection with Restricted Stock Unit (including the underlying Restricted Stock award) or any other award is derived solely from the discretionary decision of the Company to permit Holder to participate in the Plan and to benefit from a discretionary award. By accepting this Restricted Stock Unit award, Holder expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional awards to Holder. This Restricted Stock Unit award is not intended to be compensation of a continuing or recurring nature, or part of Holder’s normal or expected compensation, and in no way represents any portion of Holder’s salary, compensation or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

(b) Neither the Plan nor this Restricted Stock Unit award or any other award granted under the Plan shall be deemed to give Holder a right to remain an Employee, Consultant or Director of the Company, a Subsidiary or parent or any other affiliate. The Company and its Subsidiaries, parents and affiliates, as applicable, reserve the right to Terminate the Consultancy, Directorship or Employment of Holder, as applicable, at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment or other agreement (if any), and Holder shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Restricted Stock Unit award or any outstanding award that is forfeited and/or is terminated by its terms or to any future award.

Section 3.10 - Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Holder’s current or future participation in the Plan by electronic means or to request Holder’s consent to participate in the Plan by electronic means. Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 3.11 - Foreign Country Appendix. In the case of Foreign Holders, notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit award shall be subject to any special terms and conditions set forth in the Foreign Country Appendix to this Award Agreement for Holder’s country of residence. Moreover, if Holder relocates to one of the countries included in the Foreign Country Appendix, the special terms and conditions for such country will apply to Holder, to the extent the

Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Foreign Country Appendix constitutes part of this Award Agreement.

ARTICLE V

DEFINITIONS

All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

FOREIGN COUNTRY APPENDIX

TO EXHIBIT 1-A

ADDITIONAL TERMS AND CONDITIONS OF THE AWARD AGREEMENT1

Terms and Conditions

This Appendix includes additional terms and conditions that govern Restricted Stock Unit awards granted to you under the Plan if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Foreign Country Appendix (the “Appendix”) have the meanings set forth in the Plan and/or the Award Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that your Restricted Stock Units vest or you sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

AUSTRALIA

Notifications

Securities Law Information. If you acquire shares of Common Stock pursuant to Restricted Stock Units and you offer the shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you will be required to file the report.

BRAZIL

Notifications

[1]	To be updated as appropriate for 2014 grants.

Exchange Control Information. If you are a resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000.

CANADA

Notifications

French Language Provision. The following provisions will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Award Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Termination of Service. This provision replaces Section 2.2 of the Award Agreement:

In the event of Termination of Employment, Consultancy or Directorship, as applicable, for any reason (whether or not in breach of local labor laws), all unvested Restricted Stock Units shall be immediately forfeited without consideration. For purposes of the preceding sentence, your right to vest in your Restricted Stock Units will terminate effective as of the date that is the earlier of (1) the date you receive notice of Termination of Employment, Consultancy or Directorship, as applicable, from the Company or the employer, or (2) the date you are no longer actively employed, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Restricted Stock Units.

Authorization to Release and Transfer Necessary Personal Information. This provision supplements the Award Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, or any Subsidiary and the Administrator to disclose and discuss the Plan with their advisors. You further authorize the Company and any Subsidiary to record such information and to keep such information in your employee file.

CHINA

Terms and Conditions

Settlement of Restricted Stock Units and Sale of Shares of Common Stock. This provision supplements the Award Agreement.

Due to local regulatory requirements, upon the vesting of Restricted Stock Units, you agree to the immediate sale of any shares of Common Stock to be issued to you upon vesting of the Restricted Stock

Units. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Common Stock (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares of Common Stock. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay you the cash proceeds from the sale of the shares of Common Stock, less any brokerage fees or commissions and subject to any obligation to satisfy any income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Award Agreement.

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the immediate sale of the shares of Common Stock upon the vesting of the Restricted Stock Units to China. You further understand that, under local law, such repatriation of your cash proceeds may need to be effectuated through a special exchange control account established by the Company or Subsidiary, and you hereby consent and agree that any proceeds from the sale of any shares of Common Stock you acquire upon the vesting of Restricted Stock Units may be transferred to such special account prior to being delivered to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Notifications

Tax Information. The Restricted Stock Units are not intended to be French tax-qualified awards.

Terms and Conditions

French Language Provision. By signing and returning this Award Agreement, you confirm having read and understood the documents relating to the Plan which were provided to you in English language. You accept the terms of those documents accordingly.

French translation: En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

GERMANY

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares of Common Stock acquired under the Plan, the bank will make the report for you. In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

GREECE

There are no country specific provisions.

ICELAND

There are no country specific provisions.

INDIA

Notifications

Exchange Control Information. You understand that you must repatriate any proceeds from the sale of shares of Common Stock acquired under the Plan to India and convert the proceeds into local currency within 90 days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

IRELAND

Terms and Conditions

Restriction on Type of Shares Issued to Directors. If you are a director or shadow director of the Company or an Irish Subsidiary or Affiliate of the Company, your Restricted Stock Unit will be paid in newly issued shares only. Treasury shares will not be used to satisfy the Restricted Stock Units.

Notifications

Director Notification Obligation. If you are a director, shadow director or secretary of the Company or an Irish Subsidiary or Affiliate of the Company, you must notify the Company and/or the Irish Subsidiary or Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

MALTA

There are no country specific provisions.

NEW ZEALAND

There are no country specific provisions.

NORWAY

There are no country specific provisions.

POLAND

Notifications

Exchange Control Information. If you hold foreign securities (including shares of Common Stock) and maintain accounts abroad, you may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds €10,000, you must file reports on the transactions and balances of the accounts on a quarterly basis by the 20th day of the month following the end of each quarter and an annual report by no later than January 30 of the following calendar year. Such reports are filed on special forms available on the website of the National Bank of Poland.

SOUTH AFRICA

Terms and Conditions

Taxes. The following provision supplements Section 3.7 of the Award Agreement:

By accepting the Restricted Stock Units, you agree that, immediately upon the vesting of the Restricted Stock Units, you will notify the Company of the amount of any gain realized. If you fail to advise the Company of the gain realized upon vesting, you may be liable for any applicable fines and penalties. You will be solely responsible for paying any difference between the actual tax liability and the amount withheld.

Notifications

Exchange Control Information. Because no transfer of funds from South Africa is required under the Restricted Stock Unit awards, no filing or reporting requirements should apply when the Restricted Stock Units are granted or when the Restricted Stock Units vest. However, because the exchange control regulations are subject to change, you should consult your personal advisor prior to vesting and settlement of the Restricted Stock Units to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in South Africa.

SWEDEN

There are no country specific provisions.

SWITZERLAND

Securities Law Information. The grant of the Restricted Stock Units is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

TURKEY

There are no country specific provisions.

UNITED KINGDOM

Terms and Conditions

Sub-Plan. All references in the Award Agreement, Notice of Grant and Instructions to the “Plan” should be replaced with references to the UK specific sub-plan to The Amended and Restated 2013 Incentive Award Plan of Actavis plc (the “Plan”), as appended to the Plan (the “Sub-Plan”). Only Employees shall be entitled to receive RSUs and all references in the Award Agreement to your service shall be replaced with references to your employment.

ANNEX 1 TO FOREIGN COUNTRY APPENDIX

Countries where cash or shares may be paid in settlement of RSUs, in Company’s discretion

Those countries not included in Annex 2

ANNEX 2 TO FOREIGN COUNTRY APPENDIX

Countries where cash must be paid in settlement of RSUs

Greece

South Africa

EXHIBIT 1-B

THE AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN (as amended from time to time)

Provided separately